UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2018

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On January 31, 2018, Amedica Corporation (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with L2 Capital LLC (“L2” or the “Holder”). Pursuant to the Purchase Agreement, the Company agreed to sell an original issue discount promissory note in the aggregate principal amount of up to $840,000 (the “Note”) for an aggregate purchase price of up to $750,000 (the “Consideration”) and warrants to purchase up to an aggregate of 68,257 shares of common stock of the Company (the “Warrants”). At the closing of the Purchase Agreement on January 31, 2018, the investor agreed to pay to the Company an aggregate of $500,000 such that the outstanding principal of the Note was $565,000.

The Note

The Holder may pay, in its sole discretion, such additional amounts of the aggregate principal and at such dates as the Holder may choose in its sole discretion. The maturity date for each tranche funded shall be six months from the effective date of each payment. The Note bears interest at a rate of 8% per year and a default interest rate of 18% per year. The Note contains a 4.99% beneficial ownership limitation and may be converted by the Holder at any time following an event of default. The conversion price of the Note in the event of a default is equal to the product of (i) 0.70 multiplied by (ii) the lowest volume weighted average price, or VWAP, of the Company’s common stock during the 20 trading period ending in the Holder’s sole discretion on the last complete trading day prior to conversion, or, the conversion date.

So long as the Note is outstanding, if the Company issues any security that contains any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder of the Note, then, at the Holder’s option, such term shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion look back periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

Events of default include failure to pay principal or interest on the Note when due, failure to reserve sufficient amount of shares for conversion, appointment of a new auditor, restatement of financial statements, failure to repay the Note in full upon a financing of $10,000,000 or more and other customary events of default. As described in the Note, upon certain events of default, the Company shall be required to immediately pay the Holder the product of (i) two multiplied by (ii) an amount equal to 140% (plus an additional 5% per each additional event of default that occurs) multiplied by the then outstanding entire balance of the Note (including principal and accrued and unpaid interest) plus default interest, if any, plus any other amounts owed to the Holder.

The Note may be prepaid at any time during the 30 day period following the issue date by making a payment of an amount in cash equal to 110% of the amount being repaid, during the 31st and 60th calendar day period from the issue date by making a payment of an amount in cash equal to 120% of the amounts being repaid, and, at any time after the 60th calendar day after the issue date by making a payment of an amount of cash equal to 125% of the amounts being repaid. The Company shall be required to pay certain penalties upon entry into Section 3(a)(10) transactions and Section 3(a)(9) transactions, reverse splits and failures to provide Holder with piggyback registration rights. The Company agreed to use up to 50% of the proceeds received in a new financing of $2,000,000 or more to repay amounts owed under the Note.

The Warrants

The Warrants are exercisable beginning on the date that is six months from the date of issuance and have a term of five years. The exercise price of the Warrants is $3.31, subject to adjustment as provided therein. If the highest traded price of the common stock during the 30 trading days prior to the date of an exercise notice is greater than the exercise price, then the Holder may elect to exercise the Warrants pursuant to a cashless exercise if there is no effective registration statement covering the warrant shares. The Warrants have a 4.99% beneficial ownership limitation and the exercise price shall be adjusted in the event of future issuances of Company securities at a price per share below $3.31.

The foregoing descriptions of the Purchase Agreement, the Note and the Warrants do not purport to be complete, and are qualified in their entirety by reference to each such document (or form thereof, as applicable), filed as Exhibits 4.1, 10.1, and 10.2, respectively, and incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02 in its entirety. The Note and the Warrants were, and any shares of Common Stock underlying the Note and Warrants will be, issued in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
	4.1	L2 Capital LLC Common Stock Purchase Warrant.
	10.1	Securities Purchase Agreement, dated January 30, 2018, by and among the Company and L2 Capital, LLC.
	10.2	Promissory Note payable to L2 Capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: February 1, 2018	/s/ B. Sonny Bal
B. Sonny Bal Chief Executive Officer